Exhibit 5

M2 Law
Professional Corporation

Opinion of Counsel and Consent of Counsel

October 19, 2011

Board of Directors
nycaMedia, Inc.
1077 Balboa Avenue
Laguna Beach, CA 92651

Re: Registration Statement on Form S-1

As legal counsel to nycaMedia, Inc., a Nevada corporation (the “Company”), we have participated in the preparation of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 10,000,000 shares of the Company’s $.001 par value common stock (“Shares”) to be offered by the Company.

We have examined such corporate records, certificates and other Company documents, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. In addition, in rendering this opinion, we have relied upon the Company’s representation that the Shares will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Shares, when issued, subject to payment therefor by the purchasers, will be lawfully and validly issued, fully paid and non-assessable.

This opinion is limited to the Nevada Revised Statutes (“NRS”), including the statutory provisions of the NRS, all applicable provisions of the Constitution of the State of Nevada and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to my firm contained therein under “Legal Matters.”

Sincerely,

/s/ M2 Law Professional Corporation

M2 Law Professional Corporation

500 Newport Center Drive, Suite 800, Newport Beach, California 92660

Tel: 949.706-1470 Fax: 949.706.1475